Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”), dated as of May 10, 2006, is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and Raymond C. Hemmig, an individual resident of the State of Texas (“Hemmig”). The Company and Hemmig are hereinafter referred to as the “Parties.”
     WHEREAS, upon the Effective Date (as defined in paragraph 1 below), Hemmig will cease to be the Chairman of the Board of Directors of the Company and the Company wishes to obtain Hemmig’s services as a consultant, upon the Company’s request, regarding various aspects of the Company’s business with which Hemmig is familiar as a result of his directorship and previous employment with the Company;
     WHEREAS, the Company wishes to obtain Hemmig’s covenants not to engage in certain activities that are competitive with the Company’s business or that interfere with the Company’s business and relationships; and
     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the Parties hereby agree as follows:
     1. Consulting Services: Hemmig shall, for the six consecutive years on and after the Effective Date, consult with the Company and its agents (including its attorneys), and provide to the Company and its agents such assistance, as the Company’s Chief Executive Officer may reasonably request from time to time in connection with or relating to, without limitation, the Company’s operations, the Company’s financial results and condition, the Company’s financing alternatives, strategic acquisitions and divestitures by the Company, certain of the Company’s third-party relationships, and regulatory proceedings or issues or material litigation involving the Company. “Effective Date” shall mean the date of termination of Hemmig’s directorship with the Company, either by the Company without cause or by Hemmig for any reason. Hemmig’s duties will necessarily change as a result of the evolving nature of the Company’s business and the resulting issues and circumstances affecting the Company and its business.
     The Company’s payments of amounts and provision of benefits to Hemmig, as described in paragraph 5 below, shall constitute compensation to Hemmig for all of these consulting services. This paragraph shall not apply, however, to any actions that Hemmig takes or must take as a separate party to any of such litigation or regulatory proceedings in which the Company is also involved.
     2. Trade Secrets: The Parties acknowledge and agree that, during the consulting relationship hereunder, the Company will provide and make available to Hemmig, and Hemmig will have access to and become familiar with, various trade secrets and proprietary and confidential information of the Company, the Company’s direct and indirect subsidiaries (the “Subsidiaries”), and their affiliates, and which Hemmig did not have previous knowledge or access before the Effective Date, including processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, identity of employees, methods of doing business, and other confidential information (collectively, “Trade Secrets”) which are owned by the Company, the Subsidiaries, and/or their affiliates and regularly used in the operation of their business, and as to which the Company, the Subsidiaries, and/or their affiliates take precautions to prevent dissemination to persons other than certain directors, officers, partners, managers, members, and employees. Hemmig acknowledges and agrees that the Trade Secrets (a) are secret and not known in the industry; (b) give the Company, the Subsidiaries, and/or their affiliates an advantage over competitors who do not know or use the Trade Secrets; (c) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (d) are valuable and special and unique assets of the Company, the Subsidiaries, and/or their affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company, the Subsidiaries and/or their affiliates. Hemmig may not use in any way or disclose any of the Trade Secrets, directly or indirectly, during the consulting relationship or at any time thereafter, except (i) as required in connection with a judicial or administrative proceeding or in connection with rendering the consulting services described in paragraph 1 above, or (ii) if the information becomes public knowledge other than as a result of an unauthorized disclosure by Hemmig. All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Hemmig or otherwise coming into his possession, will remain the exclusive property of the Company, and in any event must be promptly delivered to the Company upon the expiration or termination of the consulting relationship under this Agreement. Hemmig agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Hemmig shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Company. For this purpose, Hemmig irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Hemmig’s name, place and stead to perform any act that Hemmig might perform to defend and protect against any disclosure of any Trade Secret.
     3. Noncompetition Covenant:
(a)	During the maximum 72-month term of the consulting relationship hereunder (the “Restricted Period”), Hemmig shall not, anywhere within the Restricted Territory (as defined below), directly or indirectly engage in any activity which, or any activity for any enterprise or entity a material part of the business of which, is a Competing Business (as defined below). The activity prohibited by the preceding sentence includes any kind of ownership (other than ownership of less than 1% of a class of publicly traded securities) in or of, or acting as a director, officer, agent, employee, or consultant of or for, any enterprise or entity referred to in the preceding sentence. For the purpose of this paragraph 3(a), the “Restricted Territory” means, collectively, Dallas County, Texas; each county (or equivalent subdivision) of any state, district, or territory of the United States of America in which the Company or any of the Subsidiaries has any retail location; and each county (or equivalent territory) adjacent to any of the preceding counties (or equivalent territories). Also for the purpose of this paragraph 3(a), “Competing Business” means any business that is competitive with (i) any business conducted by the Company or any of its Subsidiaries as of the Effective Date, (ii) any business that the Company or any of its Subsidiaries plans, as of the Effective

Date, to conduct in the future if Hemmig has been involved before the Effective Date in formulating or implementing those plans, and (iii) any business conducted, or any plan to conduct business, by the Company or any of its Subsidiaries, in addition to or different than any business or any plan described in either of the two preceding clauses, during the consulting relationship hereunder if Hemmig renders any consulting time or effort for the Company regarding that additional or different business or plan. Further, for the purpose of this paragraph 3(a), “indirectly” means the performance of services by any business or entity in which Hemmig either owns or possesses more than a 1% interest in profits, losses, or capital or is a partner, or for which Hemmig acts as officer, director, agent, or representative, or to which Hemmig provides consulting or advisory services.

(b)	Hemmig acknowledges and agrees that, in light of the Company’s covenants herein and other applicable circumstances, the restrictions imposed in this paragraph 3 are reasonable, are prompted by the Company’s desire to protect its legitimate business interests (including the Trade Secrets), and will not be unduly burdensome to him.
     4. Nonsolicitation Covenants:
(a)	During the Restricted Period, Hemmig shall not directly or indirectly solicit, divert, or appropriate to or for any Competing Business (as defined in paragraph 3(a) above) the financial services business of any customer of the Company, or in any manner solicit or induce any customer, franchisee, supplier, or other person with a business relationship with the Company, and with whom Hemmig has had material contact or knowledge,to cease that business relationship with the Company or to refuse in the future to conduct business with the Company. In this paragraph 4, “indirectly” is used as defined in paragraph 3(a) above.

(b)	During the Restricted Period, Hemmig shall not directly or indirectly solicit, recruit, or employ any employee or regular consultant of the Company, or in any other manner attempt to induce any employee or regular consultant of the Company to leave the employ of the Company or cease his or her consulting or other business relationship with the Company, unless such person has not been employed by or provided consulting services to the Company at least 12 months before any solicitation, recruitment, or employment by Hemmig or any entity or enterprise with which Hemmig is in any way associated.

(c)	Hemmig acknowledges and agrees that, in light of the Company’s covenants herein and other applicable circumstances, the restrictions imposed in this paragraph 4 are reasonable, are prompted by the Company’s desire to protect its legitimate business interests (including the Trade Secrets), and will not be unduly burdensome to him.
     5. Payments and Benefits to Hemmig: In consideration for Hemmig’s consulting services and his compliance with or performance of all of his other covenants herein:

(a)	The Company shall pay Hemmig during the term of the consulting relationship, by checks drawn on one or more accounts of the Company, 72 monthly installments of the Monthly Payment (as defined below), each on or before the first day of each calendar month, beginning on the Effective Date. “Monthly Payment” shall mean (i) three times (3x) the sum of (1) the total value of cash compensation paid to Hemmig in the fiscal year prior to Hemmig’s termination and (2) the total value of equity grants to Hemmig in the fiscal year prior to Hemmig’s termination, (ii) divided by 72. It is a condition to Hemmig’s receipt of payments made under this paragraph 5(a) that he shall have, upon the Effective Date, executed and delivered the Directorship Separation Agreement in substantially the form attached as Exhibit A hereto.

(b)	The Company shall reimburse Hemmig his reasonable out-of-pocket expenses incurred in rendering the consulting services described in paragraph 1 above in accordance with the Company’s reimbursement policies and procedures in effect at the time.

(c)	The Company shall provide or arrange to provide benefits to Hemmig and his Dependent (as defined below) under the Benefit Plans (as defined below), at the Company’s sole expense, during the consulting relationship and during the entire lifetime of Hemmig and his Dependent after either the expiration of the consulting relationship or the termination of the consulting relationship by Hemmig under paragraph 7(c) below. Notwithstanding the above, to the extent that (i) the Company cannot provide Hemmig or his Dependent, or both, coverage under any of the Benefit Plans for their lifetimes, for whatever reason, or (ii) coverage under one or more of the Benefit Plans would result in adverse income taxation and/or penalties imposed on Hemmig or his Dependent under Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, as determined by the Company’s Board of Directors in good faith following consultation with legal counsel, the Company shall pay Hemmig (or his Dependent if Hemmig predeceases Dependent) an amount that is the actuarial equivalent of the present value of such forgone coverage that would be provided under the Benefit Plan as if Hemmig and his Dependent were participants for their lifetimes, as determined by an actuary who is designated as a Fellow of the Society of Actuaries and who is a partner or otherwise employed by a professional actuarial services firm with at least $100 million in annual revenue, appointed by the Company and consented to by Hemmig, which consent will not be unreasonably withheld, directly in a cash lump sum payment; provided further that if the provision of the coverage or benefits, or lump sum in lieu thereof, results in an excise tax payable by Hemmig under Code Section 409A, the Company shall have no liability with respect to such penalty amount. Furthermore, in the event that the provision of coverage under the Benefit Plans is not subject to Code Section 409A based on applicable authoritative guidance at the time of either the expiration of the consulting relationship or the termination of the consulting relationship by Hemmig under paragraph 7(c) below, and the election between receiving (i) such coverage or (ii) a cash lump sum equivalent payment would not cause adverse taxation or penalties to Hemmig under Section 409A of the Code, as determined by the

Company’s Board of Directors in good faith following consultation with legal counsel, Hemmig will have the right, in his discretion, to elect whether to receive a cash lump sum equivalent payment in lieu of such coverage. For purposes of this paragraph, “Dependent” means Ruth A. Hemmig so long as she remains a lawful spouse or dependent of Hemmig for federal income tax purposes or is Hemmig’s lawful spouse or dependent for federal income tax purposes immediately prior to Hemmig’s death. “Benefit Plans” means welfare benefits that are no less favorable than the health, dental, and similar benefit plans available generally to the Company’s employees that the Company maintains during the consulting relationship and any time thereafter.
     6. Independent Contractor; Tax Consequences of Payments and Benefits:
(a)	The consulting services rendered by Hemmig under this Agreement shall be provided as an independent contractor to the Company, and nothing in this Agreement creates or shall be deemed to create the relationship of partners, joint venturers, employer-employee, or principal-agent between the Parties. Hemmig shall have no authority, without the prior written consent of an executive officer of the Company, to (i) create any obligation or responsibility on the part of the Company, (ii) legally bind or obligate the Company in any other manner, or (iii) supervise or direct any of the Company’s employees.

(b)	The Company shall not withhold taxes or FICA from any of the payments and benefits described in paragraph 5 above or report those items as income to Hemmig, except as required by law. Hemmig shall be responsible for filing all necessary tax returns and remitting amounts due to the proper taxing authorities for any federal, state, and local tax (including social security tax) owed by him with respect to the payments and benefits made to him by the Company hereunder.
     7. Term and Termination of Consulting Relationship:
(a)	The term of the consulting relationship expressed in this Agreement shall commence on the Effective Date and continue until, and shall expire upon (and including), the day preceding the sixth anniversary of the Effective Date, unless the consulting relationship is sooner terminated in accordance with paragraph 7(b) or paragraph 7(c) below.

(b)	The Company may, upon written notice to Hemmig, terminate the consulting relationship upon the Company’s determination that (i) Hemmig has refused or willfully and intentionally failed to render the consulting services to the Company described in paragraph 1 above or has otherwise breached this Agreement to any material extent, and if such refusal, failure, or breach is curable or remediable, such refusal, failure, or breach continues without cure or remedy after thirty (30) days’ notice to Hemmig by the Company, or (ii) Hemmig is unable to continue to render consulting services because of any physical or mental injury, illness, or disability that extends for at least three consecutive months. The consulting relationship in this Agreement shall also terminate upon Hemmig’s death.

(c)	Hemmig may, upon written notice to the Company, terminate the consulting relationship upon any failure by the Company to make any of the payments or provide any of the benefits described in paragraph 5 above that continues, without cure or remedy, after thirty (30) days’ notice of failure to the Company by Hemmig.

(d)	In the event of the termination of the consulting relationship by the Company other than pursuant to paragraph 7(b) above or in the event of termination by Hemming under paragraph 7(c) above, Hemmig shall be entitled to all amounts payable and benefits to be provided to him under paragraph 5 above through the calendar month in which the termination is effective. Except for (i) such amounts, (ii) the benefits to be provided under paragraph 5(c) above during Hemmig’s lifetime after the expiration or the termination of the consulting relationship described in that paragraph, and (iii) as provided in paragraph 7(e) below, the Company shall have no further obligation to pay any amount or provide any other benefit under this Agreement. Upon Hemmig’s death, any amount that may be due to him under this Agreement shall be paid to his administrators, heirs, legatees, or personal representatives, as may be appropriate.

(e)	If the consulting relationship is terminated under clause (ii) of paragraph 7(b) above or because of Hemmig’s death, the Company shall continue to pay the remaining monthly installments payable to Hemmig under paragraph 5(a) above in accordance with that paragraph. Nevertheless, if Hemmig should breach or violate any of his covenants in paragraphs 2, 3, and 4 above at any time during the Restricted Period, Hemmig shall no longer be entitled to any of the monthly installments that would have been payable to him, or to any of the benefits to be provided to him under paragraph 5(c) above, for or after the month during which such breach or violation occurred.

(f)	The respective rights and obligations of the Parties under this Agreement shall survive the expiration or termination of the consulting relationship to the extent necessary to give full effect to those rights and obligations. Without limiting the generality of the preceding sentence, the respective rights and obligations of the Parties under (i) paragraphs 2, 3, and 4 above, (ii) if applicable, and except as otherwise provided in paragraph 7(e) above, under paragraph 5(c) above, and (iii) if applicable, under paragraph 7(e) above, shall survive the expiration or termination of the consulting relationship. A Party’s exercise of its or his right to terminate the consulting relationship shall not be that Party’s exclusive right or remedy in the event of the other Party’s failure to perform or breach of its obligations under this Agreement. Further, none of the remedies provided above in this paragraph 7 for any breach or violation of any of Hemmig’s covenants in paragraphs 2, 3, and 4 above shall be an exclusive remedy.

     8. Change in Control: In the event of a Change in Control (as defined in Exhibit B to this Agreement), the Company shall require any successor to all or substantially all of the Company’s business or assets to expressly assume and agree to perform the Company’s obligations under this Agreement to make the payments as and when due under paragraph 5 above to the same extent, and in the same manner, as the Company would be required to perform if no such Change in Control had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to the Company.
     9. Assignment: This Agreement is personal to Hemmig, and he may not assign or delegate any of his rights or obligations hereunder without the Company’s prior written consent. The Company may assign or delegate its rights and obligations hereunder to any successor or successors to all or substantially all of the business and assets of the Company or to any entity that controls, is controlled by, or is under common control with the Company so long as that entity is capable of performing the obligations of the Company under this Agreement. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, representatives, and permitted assigns of the respective Parties. The Dependent shall not be a third-party beneficiary of, or entitled to enforce any obligations under, this Agreement.
     10. Severability and Reformation: The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and, in lieu of such illegal, invalid, or unenforceable provision, there shall be added as a part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. Without limiting the generality of the preceding sentence, if a court of competent jurisdiction determines that the scope of any restriction in paragraphs 3 and 4 above is too broad to be enforced as written, the Parties intend that the court reform the restriction to such narrower scope as it determines to be reasonable and enforceable.
     11. Notices: Any notice or other communication to be given under this Agreement by one Party to the other must be in writing and must be (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by a reputable courier service, or (d) transmitted by facsimile, in any event to the address or facsimile number set forth below (or to such other address or facsimile number as may have been designated by either or both of the Parties from time to time in accordance with this paragraph 11):

If to the Company:	Ace Cash Express, Inc.
1231 Greenway Drive
Suite 600

Irving, Texas 75038
Attention: Chief Executive Officer
Facsimile Number: (972) 582-1430

If to Hemmig:	Mr. Raymond C. Hemmig
2701 East Plano Parkway
Suite 200
Plano, TX 75074
Facsimile Number: (214) 291-2473
Any notice or other communication delivered personally or by courier service shall be deemed given and received as of actual receipt. Any notice or other communication mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Any notice or other communication transmitted by facsimile shall be deemed given and received upon receipt of the transmission confirmation by the sender.
     12. Amendments and Waivers: No amendment or modification of this Agreement will be valid or binding upon the Parties unless it is in writing and signed by both of the Parties. No waiver of any term or condition of this Agreement, or of any performance or nonperformance of this Agreement, shall be binding unless the waiver is in writing and signed by the Party against which the waiver is to be enforced. Any waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any other or any subsequent breach.
     13. Certain Defined Terms: As used in this Agreement, (a) “include” and “including” do not denote or imply any limitation, (b) “business day” means any Monday through Friday other than any such day on which the executive offices of the Company are closed, and (c) “herein,” “hereof,” “hereunder,” and similar terms are references to this Agreement as a whole and not to any particular provision of this Agreement.
     14. Governing Law and Venue: This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, except only to the extent preempted by federal law. Venue for any action or proceeding relating to this Agreement or the consulting relationship hereunder shall lie exclusively in courts in Dallas County, Texas.
     15. Entire Agreement: This Agreement (with Exhibits A and B hereto) contains the entire agreement of the Parties as to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. Exhibits A and B are integral parts of this Agreement.
     16. Statement of Understanding: By executing this Agreement, Hemmig acknowledges that (a) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (b) he has read this Agreement and fully understands its terms and their import; (c) the consideration provided for herein is good and valuable; and (d) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
[Signature Page Follows]

EXECUTED this 10th day of May, 2006.

/s/ RAYMOND C. HEMMIG
RAYMOND C. HEMMIG

ACE CASH EXPRESS, INC.
By:	/s/ WALTER E. EVANS
Walter E. Evans
Senior Vice President and General Counsel

Exhibit A to Consulting Agreement
DIRECTORSHIP SEPARATION AGREEMENT
     This Directorship Separation Agreement (“Agreement”), dated as of           , is between Ace Cash Express, Inc., a Texas corporation (the “Company”), and Raymond C. Hemmig, an individual resident of the State of Texas (“Hemmig”). The Company and Hemmig are hereinafter collectively referred to as the “Parties.”
     WHEREAS, Hemmig has previously served as the Chairman of the Board of Directors of the Company (the “Directorship”);
     WHEREAS, Hemmig is ceasing his Directorship with the Company on the date of this Agreement (the “Separation Date”);
     WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including (without limitation) any and all claims and controversies arising out of the Directorship, and the cessation thereof;
     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the Parties hereby agree as follows:
     1. Cessation of Directorship: On the Separation Date, Hemmig resigns from, and ceases, his Directorship with the Company.
     2. General Releases and Covenants Not to Sue:
(a)	Hemmig, for himself and on behalf of his agents, attorneys-in-fact, heirs, assigns, successors, executors, and administrators, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and other entities (including, without limitation, the Subsidiaries), their successors and assigns, and the current and former owners, shareholders, directors, officers, partners, managers, members, employees, agents, attorneys, representatives, and insurers of such corporations, firms, associations, partnerships, and entitles, and their guardians, successors, assigns, heirs, executors, and administrators (collectively, “Company Releasees”) from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, and attorneys’ fees and expenses whatsoever, whether known or unknown, whether or not connected with or related to the Directorship or the cessation of that Directorship, including (without limitation) any dispute, claim, charge, or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Texas Commission on Human Rights Act, Tex. Labor Code §

21.001, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement.

(b)	The Company, for itself and on behalf of its agents, attorneys-in-fact, assigns, and successors and the Subsidiaries and their respective agents, attorneys-in-fact, assigns, and successors, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Hemmig and his agents, attorneys-in-fact, guardians, successors, assigns, heirs, executors, and administrators (collectively, “Hemmig Releasees”) from any and all claims, liabilities, obligations, agreements, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown, connected with or related to the Directorship or the cessation of that Directorship which may have arisen, or which may arise, prior to or at the time of the execution of this Agreement; excluding from the foregoing release, however, any claim that the Company may hereafter have arising from or relating to any third-party claims made against the Company because of any actions taken by Hemmig, or any commitments or representations made by Hemmig, that violated any of Hemmig’s fiduciary obligations to the Company.

(c)	Each of the Parties acknowledges and agrees that it or he is expressly releasing all claims known and suspected as well as all those unknown or not suspected and that its or his release includes and contemplates the extinguishment of all claims under any and all applicable laws.

(d)	Hemmig also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Company Releasees based upon any of the claims released in paragraph 2(a) above.

(e)	The Company also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ACTION OR CLASS ACTION against, any of the Hemmig Releasees based upon any of the claims released in paragraph 2(b) above.
     3. Revocation: Hemmig may revoke this Agreement by written notice to the Company within seven days after his execution hereof (the “Revocation Period”). Hemmig agrees that he will not receive the payments and benefits provided by this Agreement if he revokes this Agreement. Hemmig also acknowledges and agrees that if written notice of revocation of this Agreement has not been received by the Company before the expiration of the Revocation Period, he will have forever waived his right to revoke this Agreement, and this Agreement shall thereupon and thereafter be enforceable.
     4. Non-Admission: Hemmig acknowledges and agrees that by entering into this Agreement, the Company does not admit, but specifically denies, any violation of any local, state, or federal law.

     5. Return of Company Property: Hemmig agrees that he shall return all property belonging to the Company or any of the Subsidiaries in his possession, custody, or control on, or as soon as practicable after, the Separation Date.
     6. Mutual Non-Disparagement: Hemmig, solely on behalf of himself and his attorneys, and the Company, solely on behalf of its officers, directors, partners, managers, members, employees, agents, and attorneys who are managing agents with actual authority to speak for the Company, with regard to Hemmig and his Directorship with the Company and his service to the Subsidiaries, expressly acknowledge, agree, and covenant that they will not make any statements, comments, or communications that could constitute disparagement of one another or that may be considered to be derogatory or detrimental to the good name or business reputation of one another; provided, however, that the terms of this paragraph shall not apply to communications between Hemmig and his spouse, mental health professional, clergy, or attorneys, or between the Company and its advisors and attorneys, to the extent (in any such case) that such communications are subject to a claim of privilege existing under common law, statute, or rule of procedure. Where applicable, this mutual non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. The Parties further agree that they will not in any way solicit any such statements, comments, or communications.
     7. Payments and Benefits to Hemmig: In consideration for all of Hemmig’s covenants herein:
(a)	The Company shall pay Hemmig, upon expiration of the Revocation Period (if this Agreement has not been revoked by Hemmig), $1,000. Such amount shall be paid by check drawn on an account of the Company.

(b)	The Company shall provide Hemmig, as a former director of the Company and, if applicable, director of certain of the Subsidiaries, rights to indemnification under the applicable corporate documents of the Company and the Subsidiaries and coverage under any directors’ and officers’ insurance policy maintained by the Company for itself and the Subsidiaries.

(c)	The Company shall accelerate, upon the expiration of the Revocation Period, the vesting of all outstanding and unvested options to purchase shares of the Company’s Common Stock granted to Hemmig under the Company’s applicable stock incentive plans and held by him as of the Separation Date. The Company shall also release, upon expiration of the Revocation Period, the forfeiture restrictions on all shares of Common Stock granted to Hemmig as restricted stock under the Company’s applicable stock incentive plan and held by him as of the Separation Date. Each existing option agreement and restricted stock agreement between the Company and Hemmig regarding those outstanding options or shares of restricted stock, as applicable, shall be deemed amended by the preceding sentence.

(d)	The Company shall afford Hemmig three months after the Separation Date to exercise his vested options to purchase shares of the Company’s Common Stock under the Company’s applicable stock incentive plans. The Company shall cooperate with Hemmig in the exercise of those options that he chooses to exercise (in accordance with the terms of the documents governing those options).
     8. Tax Consequences of Payments: The Parties acknowledge and agree that the Company shall not withhold taxes or FICA from any of the payments and benefits described in paragraph 7 above and shall only report those proceeds as income as required by law. Hemmig, in consultation with his tax advisor, shall determine issues respecting the tax consequences of these payments.
     9. No Effect on Other Agreements: This Agreement does not affect or supersede any of the Parties’ respective post-directorship covenants or obligations expressed or referred to in the Consulting Agreement between the Parties, which shall continue to be effective.
     10. Governing Law and Venue: This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, except only to the extent preempted by federal law. Venue for any action or proceeding relating to this Agreement or the consulting relationship hereunder shall lie exclusively in courts in Dallas County, Texas.
     11. Statement of Understanding: By executing this Agreement, Hemmig acknowledges that (a) he has had at least 21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (c) he has read this Agreement and fully understands its terms and their import; (d) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (e) the consideration provided for herein is good and valuable; and (f) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
[Signature Page Follows]

EXECUTED in                     , this      th day of           ,           .

RAYMOND C. HEMMIG

EXECUTED in                     , this      th day of           ,           .

ACE CASH EXPRESS, INC.
By:

Exhibit B to Consulting Agreement
“Change in Control” means the occurrence of any one or more of the following:
(i)	Any Person becomes an Acquiring Person, except as the result of (A) any acquisition of Voting Securities of the Company by the Company or (B) any acquisition of Voting Securities of the Company directly from the Company (as authorized by the Board).

(ii)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the Effective Date whose election, or nomination for election by holders of the Company’s Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

(iii)	The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Company immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 75% of the Voting Securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Company or all or substantially all of the Company’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Company immediately before that transaction.

(iv)	The Company’s shareholders approve a complete liquidation or dissolution of the Company.
For the purposes of the preceding definition, the following terms have the corresponding meanings:
“Acquiring Person” means any Person (other than an Excluded Person) who or which, alone or together with all Affiliates and Associates of that Person, is the Beneficial Owner of 25% or more of the Voting Securities of the Company then outstanding.
“Affiliate” and “Associate” have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act.
“Beneficial Owner” means beneficial owner as defined in Rule 13d-3 under the Exchange Act. (“Beneficially Owns” has the correlative meaning.) Any calculation of the number of Voting

Securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Voting Securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) under the Exchange Act.
“Board” means the Board of Directors of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Person” means:
(i)	Hemmig or any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which Hemmig is a member;

(ii)	any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Company as of the date of the Agreement or any group of which any such Person is a member;

(iii)	any employee-benefit plan, or related trust, sponsored or maintained by the Company or any of its Subsidiaries, or any trustee or other fiduciary thereof; or

(iv)	any corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Voting Securities of the Company.
“Incumbent Board” means the members of the Board on the Effective Date (subject, however, to clause (ii) of the definition of “Change in Control”).
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.
“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the Voting Securities is owned, directly or indirectly, by the Company.
“Voting Securities” means securities or other interests having by their terms ordinary voting power to elect members of the board of directors of a corporation or individuals serving similar functions for a noncorporate entity.